Foundation Building Materials, Inc. Announces Fourth Quarter and Full Year Results for 2016

Growth strategy and operational execution drives record revenue
2016 Fourth Quarter Highlights

•	Record revenue of $462.2 million, an increase of 118.4% over 2015

•	Pro forma revenue of $469.6 million

•	Net loss of $8.8 million

•	Adjusted EBITDA[1] of $24.7 million

•	Acquired United Drywall Supply, Inc. on November 30, 2016

2016 Full Year Highlights

•	Record revenue of $1.4 billion, an increase of 69.7% over 2015

•	Pro forma revenue of $1.9 billion

•	Net loss of $28.4 million

•	Adjusted EBITDA[1] of $79.8 million

•	Five acquisitions in 2016 contributing revenue of $340.5 million

•	Winroc-SPI integration continues on schedule

Tustin, CA, March 27, 2017 (Business Wire) - Foundation Building Materials, Inc. (NYSE: FBM), the second largest specialty distributor of wallboard and suspended ceiling systems in the United States and Canada, today reported fourth quarter and full year results for 2016.
"We generated strong results in 2016 reflecting the execution of the growth strategy and the momentum in the business," said Ruben Mendoza, President and CEO of FBM. He continued, "We achieved record revenues for the quarter and the year, we completed five acquisitions for the year, and we improved our operational efficiencies. We anticipate another year of strong growth in 2017 given healthy market dynamics and further execution of our acquisition strategy. We remain focused on driving growth and delivering operational and financial improvement through our strategic initiatives in the years ahead."

2016 Fourth Quarter Results

Net sales were $462.2 million for the three months ended December 31, 2016. Our base business net sales (net sales from branches that were owned by us since January 1, 2015 and branches that were opened by us during such period) increased $13.6 million, or 10.3%, over the prior year period. Complementary products grew by 96.3% to $118.8 million for the three months ended December 31, 2016.

(1) Adjusted EBITDA is a non-GAAP measure. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate this measure, why we believe it is important and a reconciliation thereof to the most directly comparable GAAP measure.

Gross profit was $132.3 million for the three months ended December 31, 2016, representing a gross margin of 28.6%. Gross margin was impacted by favorable pricing terms with our suppliers as a result of increased purchase volumes.

Selling, general and administrative ("SG&A") expenses were $110.1 million for the three months ended December 31, 2016. SG&A expenses were impacted by warehousing and delivery costs driven by increased net sales and acquired branches. Payroll related and other expenses increased due to our continued investment in our infrastructure and support of our operations. We also incurred one-time expenses as a result of our initial public offering process and other transaction costs of $5.0 million. One-time system implementation costs were $0.5 million.

2016 Fourth Quarter Segment Results

Specialty Building Products (SBP). Net sales were $400.5 million for the three months ended December 31, 2016, which were driven by the overall market growth in both the commercial and residential construction markets and our increased market share. The Winroc-SPI acquisition, which occurred in August 2016, contributed $113.6 million to the SBP segment during the three months ended December 31, 2016. Wallboard, ceilings and accessories accounted for the majority of SBP sales for the period.

Gross profit was $115.0 million for the three months ended December 31, 2016, representing a gross margin of 28.7%. Gross margin was impacted by favorable pricing terms with our suppliers as a result of increased purchase volumes and our strategic initiatives to increase the mix of higher margin products.

Mechanical Insulation (MI). Net sales were $61.7 million for the three months ended December 31, 2016. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016.

Gross profit was $17.3 million for the three months ended December 31, 2016, representing a gross margin of 28.0%.

2016 Full Year Results

Net sales were $1,392.5 million for the year ended December 31, 2016. Our base business net sales (net sales from branches that were owned by us since January 1, 2015 and branches that were opened by us during such period) increased $49.7 million, or 9.3%, year over year due to our continued organic growth initiatives. Complementary products grew by 66.6% to $369.8 million for the year ended December 31, 2016.

Gross profit was $396.8 million for the year ended December 31, 2016, representing a gross margin of 28.5%. Gross margin was negatively impacted by inventory fair value adjustments of $6.5 million for the year ending December 31, 2016. Excluding these fair value adjustments, gross profit was $403.3 million and gross margin was 29.0% for the year ended December 31, 2016. Gross margin was also impacted by favorable pricing terms with our suppliers as a result of increased purchase volumes.

SG&A expenses were $328.8 million for the year ended December 31, 2016. SG&A expenses were impacted by warehousing and delivery costs driven by increased net sales and acquired branches. Payroll related and other expenses increased due to our continued investment in our infrastructure and support of our operations. We also incurred one-time expenses as a result of our initial public offering and other transaction costs of $23.2 million. One-time system implementation costs for the year were $3.9 million.

2016 Full Year Segment Results

Specialty Building Products (SBP). Net sales were $1,293.5 million for the year ended December 31, 2016, which were driven by the overall market growth in both the commercial and residential construction markets and our increased market share. The Winroc-SPI acquisition, which occurred in August 2016, contributed $194.0 million to the SBP segment. Wallboard, ceilings and accessories accounted for the majority of SBP sales for the year ended December 31, 2016.

Gross profit was $369.4 million for the year ended December 31, 2016, representing a gross margin of 28.6%. Gross margin was impacted by favorable pricing terms with our suppliers as a result of increased purchase volumes. Gross margin was negatively impacted by inventory fair value adjustments of $6.5 million for the year ending December 31, 2016. Excluding these fair value adjustments, gross profit was $375.9 million and gross margin was 29.1% for the year ended December 31, 2016.

Mechanical Insulation. Net sales were $99.0 million for the year ended December 31, 2016. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016.

Gross profit was $27.4 million for the year ended December 31, 2016, representing a gross margin of 27.7%.

Acquisitions

2016 Fourth Quarter Activity. On November 30, 2016, we acquired United Drywall Supply, Inc. ("United Drywall") for $30.0 million, subject to post-closing adjustments. United Drywall supplies building materials to commercial and residential developers in the Atlanta, Georgia metropolitan area and expands FBM's presence in this market. For the period from October 1, 2016 to November 30, 2016, United Drywall had sales of $7.4 million, net loss of $0.6 million and EBITDA2 loss of $0.6 million. We expect to realize synergies in connection with the United Drywall acquisition and other 2016 acquisitions through cost savings related to the elimination of redundant overhead costs and the application of volume discounts under our supplier programs. We estimate that these efforts would have resulted in cost savings of $3.7 million during the period.

2016 Full Year Activity. During 2016 we completed five acquisitions for a total of $402.0 million, several of which remain subject to post-closing adjustments. From January 1, 2016 through the date of each company's respective acquisition date, the cumulative revenues were $532.6 million, net income was $9.7 million and EBITDA2 was $20.7 million. We realized synergies in connection with the 2016 acquisitions through cost savings related to the elimination of redundant overhead costs and the application of volume discounts under our supplier programs. We estimate that these efforts would have resulted in cost savings of $17.8 million during the period.

Conference Call Information

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call today, Monday, March 27, 2017, at 5:00 pm Eastern Time. Ruben Mendoza, President and Chief Executive Officer and John Gorey, Chief Financial Officer will host the call.

Investors may dial into the call at (877) 407-9039 (U.S.) or (201) 689-8470 (international) five to ten minutes prior to the start time to allow for registration.

Investors may also listen to the live audio webcast via the Investor Relations page of the Foundation Building Materials, Inc. website, http://investors.fbmsales.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

An audio replay of the event will be archived on the Investor Relations page of the company's website, at
http://investors.fbmsales.com. The audio replay will also be available via telephone from Monday, March 27, 2017, at approximately 5:00 p.m. Pacific Time through Monday, April 3, 2017, at 9:00 p.m. Pacific Time. Dial (844) 512-2921 and enter the passcode 13656948. International callers should dial (412) 317-6671 and enter the same passcode number to access the audio replay.

(2) EBITDA is a non-GAAP measure. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate this measure, why we believe this is important and a reconciliation thereof to the most directly comparable GAAP measure.

About Foundation Building Materials

Foundation Building Materials is a specialty distributor of wallboard and suspended ceiling systems throughout the U.S. and Canada. Based in Tustin, California, the Company employs more than 3,400 people and operates more than 200 branches across the U.S. and Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:
Investor Relations:
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Jed Repko or Ed Trisell
212-355-4449

- Financial Tables Follow -

LSF9 CYPRESS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Successor		Predecessor
	Three Months Ended December 31, 2016	October 9, 2015 to December 31, 2015	October 1, 2015 to October 8, 2015
	(Unaudited)	(Audited)	(Unaudited)
Net sales	$462,194	$192,539	$19,102
Cost of goods sold (exclusive of depreciation and amortization)	329,937	143,333	12,370
Gross profit	132,257	49,206	6,732
Operating expenses:
Selling, general and administrative expenses	110,089	47,660	32,571
Depreciation and amortization	17,773	7,170	490
Total operating expenses	127,862	54,830	33,061
Income (loss) from operations	4,395	(5,624)	(26,329)
Interest expense	(15,309)	(7,044)	(3,373)
Other (expense) income, net	(7,265)	9	—
Loss before income taxes	(18,179)	(12,659)	(29,702)
Income tax (benefit) expense	(9,375)	(4,733)	31
Net loss	$(8,804)	$(7,926)	$(29,733)
Loss per share data:
Basic	$(0.29)	$(0.26)
Diluted	$(0.29)	$(0.26)
Weighted average shares outstanding:
Basic	29,974,239	29,974,239
Diluted	29,974,239	29,974,239

LSF9 CYPRESS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS (Audited)
(in thousands, except share and per share data)

	Successor		Predecessor
	Year Ended December 31, 2016	October 9, 2015 to December 31, 2015	January 1, 2015 to October 8, 2015	Year Ended December 31, 2014
Net sales	$1,392,509	$192,539	$628,066	$508,853
Cost of goods sold (exclusive of depreciation and amortization)	995,704	143,333	452,909	368,064
Gross profit	396,805	49,206	175,157	140,789
Operating expenses:
Selling, general and administrative expenses	328,847	47,660	171,215	120,145
Depreciation and amortization	51,378	7,170	15,615	11,729
Total operating expenses	380,225	54,830	186,830	131,874
Income (loss) from operations	16,580	(5,624)	(11,673)	8,915
Interest expense	(52,511)	(7,044)	(19,090)	(9,980)
Other (expense) income, net	(7,172)	9	14	36
Loss before income taxes	(43,103)	(12,659)	(30,749)	(1,029)
Income tax (benefit) expense	(14,733)	(4,733)	(1,294)	812
Net loss	$(28,370)	$(7,926)	$(29,455)	$(1,841)
Loss per share data:
Basic	$(0.95)	$(0.26)
Diluted	$(0.95)	$(0.26)
Weighted average shares outstanding:
Basic	29,974,239	29,974,239
Diluted	29,974,239	29,974,239

LSF9 CYPRESS HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS (Audited)
(in thousands)

	Successor
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$28,552	$10,662
Accounts receivables—net of allowance for doubtful accounts of 2016—$5,685 and 2015—$6,304	261,686	138,621
Other receivables	52,845	24,673
Inventories	157,991	71,876
Prepaid expenses and other current assets	12,516	4,666
Total current assets	513,590	250,498
Property and equipment, net	144,387	66,141
Intangibles assets, net	215,381	154,458
Goodwill	437,935	289,086
Other assets	9,692	3,204
Total assets	$1,320,985	$763,387
Liabilities and member’s equity
Current liabilities:
Asset-based credit facility	$—	$70,000
Accounts payable	119,788	59,193
Accrued payroll and employee benefits	26,956	10,942
Accrued taxes	9,151	5,765
Other current liabilities	49,613	9,501
Current portion of notes payable	—	1,492
Total current liabilities	205,508	156,893
Asset-based credit facility	208,469	—
Long-term portion of notes payable, net	525,487	300,315
Deferred income taxes, net	26,867	15,310
Other liabilities	26,138	118
Total liabilities	992,469	472,636
Commitments and contingencies

Member's equity	364,815	298,677
Accumulated deficit	(36,296)	(7,926)
Other comprehensive loss	(3)	—
Total member's equity	328,516	290,751
Total liabilities and member's equity	$1,320,985	$763,387

LSF9 CYPRESS HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (Audited)
(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2016	October 9, 2015 to December 31, 2015	January 1, 2015 to October 8, 2015	Year Ended December 31, 2014
Cash flows from operating activities:
Net loss	$(28,370)	$(7,926)	$(29,455)	$(1,841)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	16,487	1,973	7,808	7,586
Amortization of intangible assets	34,891	5,197	7,807	4,143
Amortization and write-off of debt issuance costs and debt discount	5,950	787	3,078	411
Inventory fair value adjustment	6,469	7,453	1,606	—
Loss on extinguishment of debt	5,354	—	—	—
Provision for doubtful accounts	1,608	483	1,511	1,610
Unrealized loss on derivate instruments, net	6,952	—	—	—
Loss (gain) on disposal of property and equipment	1,791	(30)	281	202
Paid-in-kind interest	—	—	250	322
Deferred income taxes	(17,669)	6,521	(1,837)	113
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivables	5,985	11,436	(24,859)	(9,375)
Other receivables	(13,220)	(5,973)	(2,806)	(5,293)
Inventories	(9,727)	89	4,862	(6,267)
Prepaid expenses and other current assets	(3,588)	942	(1,252)	787
Other assets	(800)	10,110	(1,019)	(651)
Accounts payable	(21,622)	(13,088)	21,437	1,304
Accrued payroll and employee benefits	3,931	1,753	9,342	2,486
Accrued taxes	3,392	(1,399)	4,019	1,147
Other liabilities	35,316	(718)	18,403	(673)
Net cash provided by (used in) operating activities	33,130	17,610	19,176	(3,989)
Cash flows from investing activities:
Capital expenditures	(30,473)	(2,760)	(9,776)	(9,205)
Proceeds from the disposal of fixed assets	587	—	—	—
Acquisitions, net of cash acquired	(401,919)	(657,563)	(87,490)	(93,231)
Net cash used in investing activities	(431,805)	(660,323)	(97,266)	(102,436)
Cash flows from financing activities:
Proceeds from asset-based credit facility	456,469	80,000	205,915	75,993
Repayments of asset-based credit facility	(318,000)	(10,000)	(199,299)	(34,892)
Principal borrowings on long-term debt	645,000	307,950	80,000	65,000
Principal payments on long-term debt	(397,369)	—	—	(194)
Debt issuance costs	(34,406)	(8,172)	(1,165)	(904)

Principal repayment of capital lease obligations	(1,175)	—	—	—
Other financing activities	—	—	—	(856)
Capital contributions	66,205	272,904	1,116	326
Capital distributions	(67)	—	—	—
Net cash provided by financing activities	416,657	642,682	86,567	104,473
Effect of exchange rate changes on cash	(92)	—	—	—
Net increase (decrease) in cash	17,890	(31)	8,477	(1,952)
Cash and cash equivalents at beginning of period	10,662	10,693	2,216	4,168
Cash and cash equivalents at end of period	$28,552	$10,662	$10,693	$2,216
Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$4,448	$1	$257	$736
Cash paid during the period for interest	$19,745	$6,695	$15,649	$9,978
Cash paid during the period for early debt repayment penalty	$1,600	$—	$—	$—
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of derivatives, net of tax	$1,461	$—	$—	$—
Assets acquired under capital lease	$3,196	$—	$—	$—
Embedded derivative	$6,200	$—	$—	$—
Goodwill adjustment for purchase price allocation	$1,210	$—	$—	$—
Fair value of stock issued in acquisitions	$—	$—	$—	$800

Supplementary Schedules

LSF9 CYPRESS HOLDINGS, LLC
SALES BY PRODUCT CATEGORY
(in thousands)

Successor
Year Ended December 31, 2016
Wallboard and accessories	$640,122
Metal framing	218,810
Suspended ceiling systems	191,745
Other products	263,758
Commercial and industrial insulation	78,074
Net sales	$1,392,509

Base Business Information
The table below shows the allocation of base business net sales and branches acquired and includes the impact of branches strategically consolidated or closed, for the three months ended December 31, 2016.

(in thousands)
Net sales for the three months ended December 31, 2015	$211,641
Increase in net sales due to:
Base business net sales(1)	13,632
Branches consolidated/closed(2)	12,643
Branches acquired(3)	224,278
Net sales for the three months ended December 31, 2016	$462,194

The table below shows the allocation of base business net sales and branches acquired and includes the impact of branches strategically consolidated or closed, for the year ended December 31, 2016.

(in thousands)
Net sales for the year ended December 31, 2015	$820,605
Increase in net sales due to:
Base business net sales(1)	49,673
Branches consolidated/closed(2)	40,340
Branches acquired(3)	481,891
Net sales for the year ended December 31, 2016	$1,392,509

(1)	Represents net sales from branches that were owned by us since January 1, 2015 and branches that were opened by us during such period.

(2)
Represents branches consolidated/closed after January 1, 2015, primarily as a result of our strategic consolidation of branches. This includes increases in net sales from branches that assumed operations of closed branches.

(3)	Represents branches acquired after January 1, 2015.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to results under GAAP, this press release contains certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring adjustments such as purchase accounting adjustments impacting margins, non-cash (gains) losses on the sale of property and equipment and derivative financial instruments and management fees paid to current and former private equity sponsors.

EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our company and its results of operations.

EBITDA and Adjusted EBITDA have certain limitations. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, or as any other measures of financial performance derived in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures. Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than we do, limiting their usefulness as a comparative measure.

The following is a reconciliation of our EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	Successor
	Three Months Ended December 31, 2016	Year Ended December 31, 2016
(in thousands)
Net loss	$(8,804)	$(28,370)
Interest expense, net(a)	15,303	52,487
Income tax benefit	(9,375)	(14,733)
Depreciation and amortization	17,773	51,378
EBITDA	$14,897	$60,762

Unrealized non-cash losses on derivative financial instruments(b)	7,271	7,123
Non-cash, purchase accounting effects(c)	96	6,469
Loss on disposal of property and equipment	1,548	1,791
Management fees(d)	903	3,622
Adjusted EBITDA	$24,715	$79,767

(a) Represents interest expense and interest income. In addition, included in interest expense, the Company incurred a loss of $7.0 million related to the refinancing of the 2015 Credit Facilities.
(b) Represents non-cash expense related to unrealized losses on derivative financial instruments.
(c) Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of recent acquisitions.
(d) Represents fees paid to the Sponsor and former private equity sponsors for services provided pursuant to past and present management agreements. These fees are no longer being incurred subsequent to our initial public offering.

The table below summarizes total net sales, net loss and EBITDA of United Drywall for the portion of the three months ended December 31, 2016 occurring prior to the acquisition and total net sales, net income, EBITDA and Adjusted EBITDA for the 2016 acquisitions for the period from January 1, 2016 through the date of each company’s respective acquisition date:

	Successor
	Three Months Ended December 31, 2016	Year Ended December 31, 2016
(in thousands)
Net sales	$7,435	$532,605

Net (loss) income	(636)	9,657
Interest, net	10	8,489
Taxes	—	3,888
Depreciation and amortization	66	4,714
EBITDA	$(560)	$26,748
Gain on derivative from Winroc-SPI	—	(5,142)
IFRS adjustment from Winroc-SPI	—	(947)
Adjusted EBITDA	$(560)	$20,659

Pro Forma Net Sales

The following is a reconciliation of net sales to pro forma net sales:

	Successor
	Three Months Ended December 31, 2016	Year Ended December 31, 2016
(in thousands)
Net sales	$462,194	$1,392,509
Ken Builders Supply, Inc.	—	23,644
Winroc-SPI	—	463,398
Unaudited 2016 acquisitions	7,435	45,508
Pro forma net sales(1)	$469,629	$1,925,059
(1) Fourth quarter pro forma sales include sales from United Drywall Supply, Inc. from October 1, 2016 through the date of the acquisition. Pro forma sales for 2016 include sales for Ken Builders Supply, Inc., Kent Gypsum Supply Inc., Mid America Drywall Supply, Inc., Winroc-SPI and United Drywall Supply, Inc. from January 1, 2016 through the respective dates of their acquisition.